Exhibit 5.1

January 24, 2024

SeaStar Medical Holding Corporation
3513 Brighton Blvd., Suite 410
Denver, CO 80216

Re:	SeaStar Medical Holding Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

The Registration Statement relates to the proposed resale by the selling securityholder identified in the Registration Statement (the “Selling Securityholder”), or its permitted transferees, of up to 8,246,971 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issued to the Selling Securityholder pursuant to the Securities Purchase Agreement dated March 15, 2023, as amended by the First Amendment to the Securities Purchase Agreement, dated August 7, 2023 and the Second Amendment to the Securities Purchase Agreement, dated December 11, 2023.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Third Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Certificate”), and the Amended and Restated Bylaws, as in effect on the date hereof (the “Bylaws”), of the Company, certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

January 24, 2024

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized, and, when issued, will be validly issued, fully paid and non-assessable.

We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

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January 24, 2024

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP